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December 20, 1999



Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400

Gentlemen:

I am Senior Vice President, Secretary and General Counsel of Abbott Laboratories, an Illinois corporation, and have advised Abbott Laboratories in connection with the proposed offering of 10,612,444 shares of the common stock, without par value, of Abbott Laboratories (the "Shares") pursuant to the Abbott Laboratories 1996 Incentive Stock Program (the "Program"), which Program is more fully described in the Registration Statement on Form S-8 to which this is an exhibit (the "Registration Statement"). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the proposed offering and registration, I, or members of my staff, have examined or are otherwise familiar with:

     (i)   the Registration Statement,

    (ii)   the Restated Articles of Incorporation of Abbott Laboratories,

   (iii)   the By-laws of Abbott Laboratories,

    (iv)   the Program, and

     (v) the minutes of all of the meetings of the board of directors of Abbott Laboratories and of the shareholders of Abbott Laboratories relating to the establishment of the Program or the award of benefits under the Program.

In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.


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On the basis of such examinations, I am of the opinion that:

1. Abbott Laboratories is a corporation duly organized and validly existing under the laws of the State of Illinois with full corporate power and authority to issue the Shares and having authorized capital of 2,400,000,000 common shares, of which 1,546,612,254 were outstanding on November 30, 1999 and 1,000,000 cumulative preferred shares, par value $1.00 per share, none of which are outstanding.

2. As of November 30, 1999 51,702,648 additional shares of Common Stock were reserved for issuance upon the exercise of options or the grant of benefits under the Abbott Laboratories 1996 Incentive Stock Program.

3. All of the legal and corporate proceedings that are necessary in connection with the grant of benefits under the Programs and the authorization and issuance of the Shares pursuant thereto has been duly taken and, after those Shares have been issued in accordance with the provisions of the Programs, will be legally issued, fully paid and nonassessable outstanding common shares of Abbott Laboratories.

I hereby consent to the use of this legal opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jose M. de Lasa

Jose M. de Lasa
Senior Vice President,
Secretary and General Counsel


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